Exhibit 99.1

II. VALUATION AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts (in millions)

	Balance at	Additions						Balance at
	Beginning of	Charged to						End of
	Period	Cost and Expenses		Deductions		Other		Period
December 31, 2005	$26.8	$12.8	(a)	$(7.9	)(b)	$(1.2	)(c)	$30.5
December 31, 2004	$24.8	$8.3	(a)	$(6.8	)(b)	$0.5	(c)	$26.8
December 31, 2003	$18.1	$9.0	(a)	$(3.2	)(b)	$0.9	(c)	$24.8

(a)           Provision charged to earnings

(b)          Accounts written-off

(c)           Adjustments from translating at current exchange rates